NEWS BULLETIN
FROM:

                                                        907 West Fifth Street
                                                        Dayton, OH  45407

FOR FURTHER INFORMATION:
AT THE COMPANY:                     AT FRB/WEBER SHANDWICK
JOHN M. CASPER                      TAD GAGE OR LISA FORTUNA
CHIEF FINANCIAL OFFICER             tgage or lfortuna@webershandwick.com
(937) 586-5600                      (312) 266-7800

FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 1, 2001

                   DT INDUSTRIES REPORTS FIRST QUARTER RESULTS
           COMPANY ACHIEVES POSITIVE EPS; INCREASE IN OPERATING INCOME

DAYTON, OH, NOVEMBER 1, 2001--DT INDUSTRIES, INC. (NASDAQ: DTII), a leading designer, manufacturer and integrator of automated production systems used to assemble, test or package industrial and consumer products, today reported net income of $859,337 or $0.08 per share for the three months ended September 23,
2001 compared with a net loss of $3.1 million or $0.31 per share in the corresponding prior year period. Net sales for the quarter ended September 23,
2001 decreased 13.7% to $100.5 million from $116.5 million for the three months ended September 24, 2000. Operating income for the first quarter 2002 rose to
$6.0 million, compared with $283,500 for first quarter 2001.

The company adopted the new accounting standard, FASB 142, related to goodwill and other intangible assets during the first quarter of fiscal 2002 and, as a result, discontinued goodwill amortization contributed to a $1.4 million favorable variance in pre-tax income compared with the first quarter of fiscal
2001. For purposes of comparison, if the accounting treatment had been the same last year, first quarter fiscal 2001 EPS would have increased by $0.12 per share resulting in a loss of $0.19 per share. The new accounting treatment will have a similar impact in the remaining quarters of fiscal 2002.

"In our improved margins and operating income, we are seeing the benefits of the controls we put in place to improve operational efficiencies," said Stephen J.
Perkins, president and CEO "The increase in operating profit was due to stronger gross margins combined with reduced expenses during the quarter. Lower revenue reflects the slow economy and sale of a number of assets."

                                      MORE

FIRST QUARTER HIGHLIGHTS

"Our focus on expense reduction and working capital management contributed significantly to improved margins in both our operating segments, despite the fact that customer demand was off prior year levels," said Jack Casper, CFO.
"Cost reductions, including a lowering of administrative headcount and various professional fees, led to an 18.2& year-over-year decline in selling, general &
administrative expenses after adjusting for the $1.4 million of goodwill amortization in the first quarter of last year."

Automation segment sales were $81.5 million, down $1.9 million or 2.3% compared with the year-ago period after adjusting for the sale of one of the divisions.
The decrease was attributable to general economic conditions. Gross margins in the automation segment improved to 20.2% vs. 17.2% in the year-ago period and
16.3% in the fourth quarter of fiscal 2001 as a result of production efficiencies being achieved from the current backlog.

Packaging segment sales were $18.4 million compared with $21.4 million in the same period last year, adjusted for the sale of Scheu & Kniss. The lower sales were due to general economic conditions, DTI's decision to exit the extrusion business and lower sales for thermoforming equipment. Gross margins improved to
24.2% from 19.9% in the first quarter of fiscal 2001. This improvement was primarily generated by improved expense management, reduced headcount and productivity gains.

First-quarter order inflow was $41.0 million, down from $167.9 million in the prior year quarter and $94.5 million during fourth quarter fiscal 2001. Backlog at the end of the first quarter was $151.3 million, compared with $311.1 million a year earlier and $217.6 million at the end of fourth quarter fiscal 2001. The reduction in both orders and backlog are due to the continued downturn in the manufacturing economy.

Accounts receivable at quarter-end were $27.6 million versus $44.9 million as of
June 24, 2001, reflecting improved collection practices, lower volumes and the effect from the divestitures. Interest expense for the quarter was $3.2 million compared to $3.5 million in the year-ago period due to the reduction in overall debt as a result of improved working capital management and sales of previously announced divisions. At the end of the quarter, the company's total debt to capital ratio stood at 36.8%.

As previously announced, at the end of first quarter, the company has placed the management of its Peer Welding Systems division under its Detroit Tooling and
Engineering subsidiary to leverage the company's growth opportunities. The company expects that the cost savings associated with this initiative will be approximately $500,000 annually. Another action, the combining of two packaging divisions in the United Kingdom, is expected to generate annual savings of $1.0 million.

Due primarily to current economic conditions, the company has not been able to complete the planned sale of its Stokes business.

OUTLOOK FOR REMAINDER OF 2002

"The weak economy continues to make forecasting extremely challenging," said
Perkins. "We are actively bidding a lot of projects across all of our product lines, and that is an encouraging sign of interest in our capabilities. However, customers are still postponing buying decisions, which is having a negative impact on our new business pipeline. As a result, we are unable to responsibly provide guidance at this time for fiscal 2002 except that we anticipate lower revenues and continued pressure on margins through at least the third quarter.
The company will continue to focus on expense management and productivity during these difficult times.

"However, we do believe there is pent-up demand for new systems, particularly in packaging, and we don't believe that manufacturers can hold off replacing and upgrading systems indefinitely, particularly in areas related to consumer necessities. Once there is any clarity in the future, we will provide additional information."

CONFERENCE CALL

DT Industries has scheduled its quarterly conference call for November 1 at 10
a.m. EST, which will be webcast on the Internet by Vcall. To attend this virtual conference, log in at http://www.vcall.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software. To participate in the live audio call, dial 703-871-3722 or
888-467-1742 at least 5 minutes before start time.

A replay of the webcast will be accessible on the Vcall website for one week.
For those unable to listen to the call via the Internet, a replay of the call will be available until 12:00 midnight EST on November 8, 2001, by dialing
703-925-2435. The confirmation number for the replay is 5624094.

Certain information contained in this press release includes forward-looking statements. These statements comprising all statements herein which are not historical are based upon the Company's interpretation of what it believes are significant factors affecting its businesses, including many assumptions regarding future events, and are made pursuant to the safe harbor provisions of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the
Securities Exchange Act of 1934, as amended. References to the words
"anticipate", "believe", "expect", and similar expressions used herein indicate such forward-looking statements. Actual results could differ materially from those anticipated in any forward-looking statements as a result of various factors, including economic downturns in industries or markets served, delays or cancellations of customer orders, delays in shipping dates of products, significant cost overruns on projects, excess product warranty expenses, collectability of past due customer receivables, significant restructuring or other special, non-recurring charges, foreign currency exchange rate fluctuations, delays in achieving anticipated cost savings or in fully implementing project management systems, availability of financing at acceptable terms, the company's ability to sell existing business units on favorable terms, changes in interest rates, increased inflation, the outcome of pending litigation related to the previously announced accounting irregularities, the
Company's ability to implement operational and financial systems to manage the
Company's decentralized operations and other factors described in the Company's filings with the U.S. Securities and Exchange Commission.

                          -FINANCIAL TABLES TO FOLLOW-

DT INDUSTRIES, INC.

ITEM 1.  FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

---------------------------------------------------------------------------------------------

                                                             SEPTEMBER 23,        JUNE 24,
                                                                 2001               2001
                                                            --------------    ---------------
ASSETS

   Current assets:

      Cash                                                      $ 5,309            $ 5,505

      Accounts receivable, net                                   27,610             44,915

      Costs and estimated earnings in excess of
       amounts billed on uncompleted contracts                  105,044            117,859

      Inventories, net                                           39,322             40,865

      Prepaid expenses and other                                 13,319             12,497
                                                          --------------    ---------------

         Total current assets                                   190,604            221,641

   Property, plant and equipment, net                            48,380             62,463

   Goodwill, net                                                124,296            123,767

   Other assets, net                                             10,665              6,830
                                                          --------------    ---------------

                                                              $ 373,945           $414,701
                                                          ==============    ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

   Current liabilities:

      Senior secured term and revolving credit facility        $ 95,962            $35,500

      Current portion of long-term debt                             425                651

      Accounts payable                                           28,170             40,917

      Customer advances                                          26,529             25,651

      Accrued liabilities                                        34,498             37,143
                                                          --------------    ---------------
         Total current liabilities                              185,584            139,862
                                                          --------------    ---------------

   Senior secured term and revolving facility                       ---             89,643

   Other long-term debt                                           6,709              6,928

   Other long-term liabilities                                    4,741              3,778
                                                          --------------    ---------------
                                                                 11,450            100,349
                                                          --------------    ---------------
   Commitments and contingencies

   Company-obligated, mandatorily redeemable
    convertible preferred securities of
    subsidiary DT Capital Trust holding solely convertible
    junior subordinated debentures of the Company                82,092             80,652
                                                          --------------    ---------------
   Stockholders' equity:

      Preferred stock, $0.01 par value; 1,500,000
       shares authorized; no shares issued and outstanding          ---                ---

      Common stock, $0.01 par value; 100,000,000 shares
       authorized; 10,387,274 and 10,337,274 shares issued
       and outstanding at September 23, 2001 and
       June 24, 2001, respectively)                                 113                113

      Additional paid-in capital                                126,824            127,853

      Accumulated deficit                                       (6,106)            (6,965)

      Cumulative translation adjustment                         (2,066)            (2,058)

      Unearned portion of restricted stock                        (878)              (661)

      Less -
         Treasury stock (988,488 and 1,038,488 shares
          at September 23, 2001 and June 24, 2001,
          respectively), at cost                               (23,068)           (24,444)
                                                          --------------    ---------------
         Total stockholders' equity                              94,819             93,838
                                                          --------------    ---------------
                                                               $373,945          $ 414,701
                                                          ==============    ===============

DT INDUSTRIES, INC.

ITEM 1.  FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

------------------------------------------------------------------------------------------------

                                                                     Three Months Ended
                                                              September 23,      September 24,
                                                                   2001               2000
                                                              --------------    ----------------

Net sales                                                          $100,484            $116,451

Cost of sales                                                        79,501              96,446
                                                              --------------    ----------------
Gross profit                                                         20,983              20,005

Selling, general and administrative expenses                         15,016              19,721
                                                              --------------    ----------------
Operating income                                                      5,967                 284

Interest expense                                                      3,167               3,462

Dividends on Company-obligated, mandatorily redeemable
   convertible preferred securities of subsidiary
   DT Capital Trust holding solely convertible junior
   subordinated debentures of the Company, at 7.16%
   per annum                                                          1,440               1,342
                                                              --------------    ---------------
Income (loss) before provision for income taxes                       1,360             (4,520)

Provision (benefit) for income taxes                                    501             (1,396)
                                                              --------------    ---------------

Net income (loss)                                                      $859           $ (3,124)
                                                              ==============    ===============
Net income (loss) per common share:

     Basic                                                            $0.08            $ (0.31)

     Diluted                                                          $0.08            $ (0.31)
                                                              ==============    ===============

Weighted average common shares outstanding:

     Basic                                                       10,340,571          10,107,274

     Diluted                                                     10,362,881          10,107,274
                                                              ==============    ===============